Exhibit 99.1

GM FINANCIAL REPORTS FIRST QUARTER 2025
OPERATING RESULTS

•First quarter net income of $499 million
•First quarter retail loan and operating lease originations of $14.5 billion
•Earning assets of $126.1 billion at March 31, 2025
•Available liquidity of $37.8 billion at March 31, 2025

FORT WORTH, TEXAS April 29, 2025 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $499 million for the quarter ended March 31, 2025, compared to $536 million for the quarter ended March 31, 2024.

Retail loan originations were $9.6 billion for the quarter ended March 31, 2025, compared to $10.6 billion for the quarter ended December 31, 2024, and $8.3 billion for the quarter ended March 31, 2024. The outstanding balance of retail finance receivables was $77.0 billion at March 31, 2025, compared to $76.1 billion at December 31, 2024 and $73.2 billion at March 31, 2024.

Operating lease originations were $5.0 billion for the quarter ended March 31, 2025, compared to $4.9 billion for the quarter ended December 31, 2024, and $4.3 billion for the quarter ended March 31, 2024. Leased vehicles, net was $32.2 billion at March 31, 2025, compared to $31.6 billion at December 31, 2024 and $30.1 billion at March 31, 2024.

The outstanding balance of commercial finance receivables was $16.9 billion at March 31, 2025, compared to $19.9 billion at December 31, 2024 and $14.9 billion at March 31, 2024.

Retail finance receivables 31-60 days delinquent were 2.2% of the portfolio at March 31, 2025 and 2.0% at March 31, 2024. Accounts more than 60 days delinquent were 0.7% of the portfolio at both March 31, 2025 and March 31, 2024.

Annualized net charge-offs were 1.2% of average retail finance receivables for the quarter ended March 31, 2025 and 1.1% for the quarter ended March 31, 2024.

The Company had total available liquidity of $37.8 billion at March 31, 2025, consisting of $8.4 billion of cash and cash equivalents, $25.6 billion of borrowing capacity on unpledged eligible assets, $0.8 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended March 31, 2025 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended March 31,
	2025	2024
Revenue
Finance charge income	$2,025	$1,786
Leased vehicle income	1,902	1,800
Other income	236	225
Total revenue	4,164	3,811
Costs and expenses
Operating expenses	513	458
Leased vehicle expenses	1,054	1,047
Provision for loan losses	328	204
Interest expense	1,597	1,396
Total costs and expenses	3,491	3,106
Equity income (loss)	12	32
Income (loss) before income taxes	685	737
Income tax expense (benefit)	186	200
Net income (loss)	499	536
Less: cumulative dividends on preferred stock	30	30
Net income (loss) attributable to common shareholder	$470	$507

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$8,444	$5,094
Finance receivables, net of allowance for loan losses of $2,567 and $2,458	91,313	93,510
Leased vehicles, net	32,239	31,586
Goodwill and intangible assets	1,172	1,169
Equity in net assets of nonconsolidated affiliates	1,226	1,206
Related party receivables	636	473
Other assets	7,823	7,992
Total assets	$142,853	$141,030
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$48,886	$49,573
Unsecured debt	68,152	64,691
Deferred income	2,425	2,389
Related party payables	132	106
Other liabilities	7,937	9,079
Total liabilities	127,532	125,838
Total shareholders' equity	15,321	15,193
Total liabilities and shareholders' equity	$142,853	$141,030

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended March 31,
Originations	2025	2024
Retail finance receivables originations	$9,564	$8,329
Lease originations	4,984	4,308
Total originations	$14,548	$12,637

	Three Months Ended March 31,
Average Earning Assets	2025	2024
Average retail finance receivables	$76,940	$72,876
Average commercial finance receivables	18,031	14,122
Average finance receivables	94,971	86,998
Average leased vehicles, net	31,941	30,321
Average earning assets	$126,912	$117,319

Ending Earning Assets	March 31, 2025	December 31, 2024
Retail finance receivables	$76,995	$76,066
Commercial finance receivables	16,885	19,901
Leased vehicles, net	32,239	31,586
Ending earning assets	$126,119	$127,554

Finance Receivables	March 31, 2025	December 31, 2024
Retail
Retail finance receivables	$76,995	$76,066
Less: allowance for loan losses	(2,479)	(2,400)
Total retail finance receivables, net	74,516	73,667
Commercial
Commercial finance receivables	16,885	19,901
Less: allowance for loan losses	(88)	(58)
Total commercial finance receivables, net	16,797	19,843
Total finance receivables, net	$91,313	$93,510

Allowance for Loan Losses	March 31, 2025	December 31, 2024
Allowance for loan losses as a percentage of retail finance receivables	3.2%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables	0.5%	0.3%

Delinquencies	March 31, 2025	March 31, 2024
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.2%	2.0%
Greater than 60 days	0.7	0.7
Total	2.9%	2.7%

	Three Months Ended March 31,
Charge-offs and Recoveries	2025	2024
Charge-offs	$479	$405
Less: recoveries	(250)	(213)
Net charge-offs	$229	$193
Net charge-offs as an annualized percentage of average retail finance receivables	1.2%	1.1%

	Three Months Ended March 31,
Operating Expenses	2025	2024
Operating expenses as an annualized percentage of average earning assets	1.6%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com